Exhibit 99.1

Enertopia Announces Completion of Drilling Program - Awaiting Assay's

Kelowna, British Columbia--(Newsfile Corp. - April 20, 2023) - Enertopia Corporation (OTCQB: ENRT) and (CSE: ENRT) ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our Nevada lithium claims, intellectual property, & pending patents in the green technology space, is very pleased to provide the following lithium project update.

We are happy to report that the final three additional drill holes have been completed, with all intersecting similar green claystone as reported on August 18, 2022. Lithium concentrations for all the drill hole data will be compared upon receipt of all assay numbers. A further 280 samples for the final remaining holes have been submitted to ALS for assay.

Summary from 2023 Drilling Program:

We were successful in outlining a broad area of green claystone ranging from 15 feet to 130 feet below surface. The thickness of the green claystone horizon varies from 50' to 195' in thickness. The thickest part of the deposit is still open to the west for over 800 feet, and to the Southwest for over 1,200 feet to the respective property boundaries. We estimate the green claystone deposit is still open to the east. All twelve holes ended in claystone and are open at depth. 12 holes were drilled for a total of 3,352 feet. 553 samples have been submitted for assay from the 2023 drilling program.

2023 Third Phase Drill Holes completed and reported today:

HOLE #	From ft	To ft	Claystone Horizon Color	Comments
DH23-11	0	53	Overburden
	53	97	Green claystone
	97	105	Ash tuff
	105	150	Green claystone
	150	161	Ash tuff
	161	217	Green claystone
	217	225	Ash tuff
	224	280	Green claystone
	280	305	Ash tuff
	305	316	Green claystone
	316	335	Dark gray claystone
	335	341	Green claystone	EOH

DH23-10	0	68	Overburden
	68	193	Green claystone
	193	206	Dark gray clay
	206	219	Tan, Gray, Green claystone
	219	304	Dark green claystone	EOH
DH23-02	0	73	Overburden
	73	197	Tan/green claystone
	197	234	Tan/ dark green claystone
	234	251	Dark green, black claystone	EOH

Observations from 2023 Drilling Program

Below the complete list of the 2023 drill hole intercepts and claystone intercept widths

HOLE #	From ft	To ft	Interval in ft	Claystone Horizon color	Comments
DH23-01	0	400			Hole Depth
Interval	49	217	169	Green
Interval	237	400	163	Dark green, black	EOH
DH23-02	0	251			Hole Depth
Interval	73	197	124	Tan/ green claystone
Interval	197	234	37	Tan/green/gray claystone
Interval	234	251	17	Dark green, black	EOH
HOLE #	From ft	To ft	Interval in ft	Claystone Horizon color	Comments
DH23-03	0	300			Hole Depth
Interval	27	61	34	Tan
Interval	99	183	84	Green
Interval	183	300	117	Dark green, black	EOH
DH23-04	0	286			Hole Depth
Interval	114	268	154	Green
Interval	276	286	10	Tan	EOH
DH23-05	0	352			Hole Depth
Interval	130	195	65	Green
Interval	221	255	34	Green
Interval	255	320	65	Green and ash tuff
Interval	320	352	32	Green and Tan	EOH
DH23-06	0	137			Hole Depth
Interval	37	87	50	Green
Interval	87	137	50	Black with ash intervals	EOH
DH23-07	0	181			Hole Depth
Interval	46	105	59	Green
Interval	113	124	11	Green
Interval	124	181	57	Dark green	EOH
DH23-08	0	247			Hole Depth
Interval	35	165	130	Green
Interval	165	179	14	Dark green, black
interval	179	207	28	Green
interval	207	247	40	Dark green, black	EOH
DH23-09	0	317		Overburden	Hole Depth
Interval	100	295	195	Green
Interval	295	317	22	Dark green, black	EOH
DH23-10	0	304		304	Hole Depth
Interval	68	219	151	Green, gray or tan
Interval	219	304	85	Dark green, gray	EOH
DH23-11	0	341			Hole Depth
Interval	53	97	44	Green
Interval	105	150	45	Green
Interval	161	217	56	Green
Interval	224	280	56	Green
Interval	305	316	11	Green
Interval	316	335	19	Dark Gray

Interval	335	341	6	Green	EOH
DH23-12	0	237			Hole Depth
Interval	15	111	96	Green
Interval	129	147	18	Green
Interval	147	181	34	Dark green, black
Interval	181	196	15	Green
Interval	196	237	41	Dark green, black	EOH

Inaugural 43-101 report

Upon completion of the 2023 drilling program (and once all assays are received), the Company will commission the writing of an inaugural 43-101 report for the West Tonopah Project, which covers 1,760 acres.

"I am extremely pleased with every hole in the 2023 drilling program intersecting what is believed to be the higher-grade lithium hosted green claystone horizon thus far. We look forward to a steady stream of news and advancements in 2023." Stated President Robert McAllister.

For additional project details please visit our website at https://enertopia.com/

The Qualified Person:

The technical data in this news release have been reviewed by Randy Henkle, P. Geol. a qualified person under the terms of NI 43-101.

On April 17 and April 18, I, Randy Henkle, QP for this project visited the project and observed drilling and sampling operations at DH23 -02.  I also visited the sample storage facility for the project.  All drilling and sampling operations that I observed were in compliance with CIMM Best Practice procedures.

All samples were submitted to ALS Global in Reno, Nev., for analysis by ME-ICP61 plus Lithium. standards were inserted into the sample sequences at random intervals.

About Enertopia

Defines itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States and Canada under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the drilling will result in an economic deposit or have any positive impact on Enertopia. There can be no assurance that the four pending patents will become patents and have a positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC and CSE have not reviewed and does not accept responsibility for the adequacy or accuracy of this release.